AMENDMENTS TO 1993 COLLECTIVE BARGAINING AGREEMENT

          The following amendments to the 1993 Collective Bargaining Agreement between the United Paperworkers International Union, Local 30049 and Southdown, Inc. were agreed to on November 16, 1995.


          Wages:    August 16, 1998     August 16, 1999     August 16, 2000
                            3%                   2.5%            2.5%


          Contract Expiration Date:          August 16, 2001


          Dental Plan: Company will switch to the Plan proposed by the Union called Plan 64. Will attempt to make the switch 1-1-96 depending upon exit from the current plan and acceptance by new plan as assisted by John Morales.


          Appendix B:    Changed as attached.


          12-hour Shifts: Will work out a cost-neutral system that either party could terminate with 30 days notice.


          Job Classification Upgrades:
                                         From         To
                                        ------      -------
               Vactor Operator           13.57       14.01
               Track Handyman            14.01       14.67
               General Maintenance A     16.54       17.00
               Machinist A               16.54       17.38
               Welder Layout             16.54       17.38
               Maintenance Leadman       17.34       18.21

                       These upgrades will take affect the 1st payroll week in 1996, if ratified.


          On 8/19/93, the parties have tentatively agreed to the following:
          NOTE: It is understood that this, with the previous tentatively agreed upon items constitutes the entire package and contingent upon ratification.

          As amended on November 16, 1995.

                                   APPENDIX B

                             ACTIVE EMPLOYEE MEDICAL

          All employees covered by the Contract will be placed in the TakeCare HMO, that was previously discussed. The Company will pay the entire cost of the HMO and dental coverage for the first two years of the Contract. In the third year, and all subsequent years, on a monthly basis, employees will bear the first $40. ($20 for single employees) on any increase in the HMO premium.


             ACTIVE EMPLOYEES WHO RETIRE DURING THE TERM OF THE AGREEMENT

          Eligibility will be age 62 and 15 years of service. The Company s cost will be frozen at the 1993 level, but will increase by an amount equal to the rise in the Los Angeles area CPI, up to a maximum of 4% per year. Employees who have achieved 30 years of service prior to August 16, 1998 will be eligible for retiree medical, provided they retire by August 16, 1998. Retirees will be allowed to continue in the HMO if the HMO allows them to have retiree medical. Retirees' medical will change to conform to any changes in the HMO during the term of the Contract.

          Retirees who move out of the HMO coverage area would have the Company post retirement indemnity plan under the same terms and conditions as other retirees covered by the indemnity plan.

                                     PENSION

          The Victorville Hourly Pension Plan will be merged into the Southdown Salaried Pension Plan. Any employee retiring during the term of the Agreement will have his or her pension calculations made under both plans and receive the higher amount. From August 16, 1993 through August 16, 1999, employees will continue to accrue service under the hourly plan. The pension factor under the hourly plan will be increased $.50 per year from August 16, 1993 through August 16, 1998. At the end of that 5 year period the flat rate amount would be $25.00 per month for each year of service. Notwithstanding the foregoing, a flat rate of $25.00 per month for each year of service will be used for pension calculations for any employee who attains 30 years of credited service and retires within the 5 year period beginning August 16, 1993. On August 17, 1998, the pension factor under the hourly plan will be increased $5.00 to a flat rate of $30.00 per month for each year of service. For the purpose of calculating yearly salary under the Salaried Pension Plan the gainsharing bonus will be included.

                                 LIFE INSURANCE

          The Company will provide life insurance coverage at no cost to the employee. An employee's life insurance is an amount equal to twice (2X) his/her base hourly rate multiplied by 2,080 hours.


                       ACCIDENTAL DEATH AND DISMEMBERMENT

          The Company will provide accidental death and dismemberment benefit at no cost to the employee. An employee's accidental death and dismemberment benefit is an amount equal to twice (2X) his/her base hourly rate multiplied by 2,080 hours.


                   SOUTHDOWN, INC. RETIREMENT SAVINGS PLAN {401(K)}

          On a voluntary participation basis, the Company will provide the Southdown, Inc. Retirement Savings Plan and all amendments thereto during the life of this Agreement on the same basis the Plan is provided to all other Southdown, Inc. employees.


                              LONG TERM DISABILITY

          On a voluntary participation basis, the Company will provide access to long term disability insurance, and all amendments thereto during the life of this Agreement.

          As discussed during Labor Contract extension talks in November 1995, the Company agreed to the following exceptions to Appendix B of the Labor Agreement:

          Exception No. 1:
          If any of the following employees elect to retire on the date they attain 30 years of service as indicated below, they will be credited with a full 30 years of service under the hourly pension plan.

          Mart C. Simmons          08-26-99
          James W. Sommerville     11-04-99
          Patrick L. Epplett       08-28-99
          Augustine S. Reyes       11-13-99
          Rodrigo Sanchez          09-23-99
          Robert J. Langel         11-17-99
          Lynn C. Boyd             10-06-99
          Wesley T. Osip           11-25-99
          Nicholas L. Berkey       10-07-99
          James A. Stefanski       12-03-99
          Ernest M. Corral         10-08-99
          Jose R. Ontiveros        01-12-00
          Robert F. Berry, Jr.     10-20-99

          If any of the above employees retire on a date other than that indicated above their pension will be calculated in accordance with Appendix B.

          Exception No. 2:
          Notwithstanding the provisions of the Pension paragraph in Appendix B, any employee who retires between January 1, 1996 and August 16, 1998 will have the benefit of a $27.00 per month pension factor used for calculation of the hourly pension plan.

          This exception does not apply to a vested pension for an employee who quits during this period.


          IN WITNESS WHEREOF, this Amendment to the Agreement between the parties, has been executed by their duly authorized representatives on this 18th day of December, 1995.


          UNITED PAPERWORKERS
          INTERNATIONAL UNION                    SOUTHDOWN, INC.


          By:___________________________      BY: _________________________
                Jack W. Hammond, Jr.                Bernard M. Reuland

          By:___________________________      BY: _________________________
                Martin L. Wilkes                    Michael A. Yannone

          By:___________________________      BY: _________________________
                Manuel J. Cordero                   Gregg W. St. Clair

          By:___________________________      BY: _________________________
                Kenneth D. Crawford                 Yselle A. Thomas

          By:___________________________
                Dale L. Nelson

          By:___________________________
                Albert E. St. John